Exhibit 3.1

LANDMARK APARTMENT TRUST OF AMERICA, INC.

ARTICLES SUPPLEMENTARY

Landmark Apartment Trust of America, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Under a power contained in Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, classified and designated an additional 1,000,000 authorized but unissued shares of preferred stock, par value $0.01 per share, of the Corporation (the “Shares”) as shares of 9.75% Series A Cumulative Non-Convertible Preferred Stock, par value $0.01 per share, of the Corporation (the “Series A Preferred Stock”). The total number of shares of Series A Preferred Stock which the Corporation has authority to issue after giving effect to these Articles Supplementary is 5,000,000. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary.

SECOND: A description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the Series A Preferred Stock is contained in the Articles Supplementary filed with, and accepted for record by, the Department on August 2, 2012.

THIRD: The Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 25th day of February, 2013.

ATTEST:		LANDMARK APARTMENT TRUST OF AMERICA, INC.

/s/ B. Mechelle Lafon		By:	/s/ Stanley J. Olander, Jr. (SEAL)
Name:	B. Mechelle Lafon	Name:	Stanley J. Olander, Jr.
Title:	Secretary	Title:	Chief Executive Officer